EXHIBIT 99.1

Nanophase Receives Compliance Notice From NASDAQ

ROMEOVILLE, Ill., Sept. 20, 2011 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (Nasdaq:NANX), a technology leader in the development of advanced nanoengineered products, announced today that on September 16, 2011, it received notice from the NASDAQ Stock market that the closing price of the Company's common stock had fallen below $1.00 for thirty consecutive business days and the Company therefore currently is not in compliance with NASDAQ Listing Rule 5550(a)(2) (the "Rule").

Nanophase has a 180-day grace period, through March 14, 2012, to regain compliance with the Rule. To regain compliance, the bid price for the Company's common stock must be $1.00 or higher at closing for a minimum of 10 consecutive business days within the 180 day grace period. At the end of the grace period, the Company may be eligible for additional time to regain compliance, up to an additional 180 days. If the Company has not regained compliance and is not eligible for any additional grace period, the Company will receive notification that its securities are subject to delisting from NASDAQ, and it may then appeal that determination to a Hearings panel.

NASDAQ's notice has no effect on the listing of the Company's common stock at this time and its common stock will continue to trade on the NASDAQ Capital Market under the symbol "NANX."

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2008 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as "expects," "shall," "will,", "believes," and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company's dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company's nanocrystalline materials; the Company's manufacturing capacity and product mix flexibility in light of customer demand; the Company's limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company's dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the ability of the Company to have its stock listed on an appropriate exchange; and other factors described in the Company's Form 10-K filed March 22, 2011. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

CONTACT: COMPANY CONTACT:
         Nancy Baldwin
         Investor Relations
         630-771-6708